Exhibit 23.4

                           Chang G. Park, CPA, Ph. D.
             * 371 E STREET * CHULA VISTA * CALIFORNIA 91910-2615 *
       * TELEPHONE (858)722-5953 * FAX (858) 408-2695 * FAX (619) 422-1465
                        * E-MAIL changgpark@gmail.com *
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April 9, 2007

To Whom It May Concern:

The firm of Chang G. Park, CPA consents to the inclusion of our report of January 11, 2007 on the reviewed financial statements of Placer Del Mar Ltd. as of December 31, 2006, in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.

Very truly yours,


/s/ Chang G. Park
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Chang G. Park, CPA



        Member of the California Society of Certified Public Accountants
          Registered with the Public Company Accounting Oversight Board